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                                  EXHIBIT 21.1
              LIST OF SUBSIDIARIES OF U.S. FRANCHISE SYSTEMS, INC.

SUBSIDIARY                                   STATE OF INCORPORATION/ORGANIZATION

Microtel Inns and Suites Franchising, Inc.   Georgia

Hawthorn Suites Franchising, Inc.            Georgia

Microtel Inns Realty Corp.                   Georgia

Microtel International, Inc.                 Georgia

U.S. Funding Corp.                           Georgia

U.S. Franchise Capital, Inc.                 Georgia

USFS Equity, LLC                             Delaware

Tempe Inns Realty Corp.                      Georgia

Chandler Inns Realty Corp.                   Georgia

HSA Properties, LLC                          Delaware

Best Acquisition, Inc.                       Georgia

USFS Management, Inc.                        Georgia

Best Franchising, Inc.                       Georgia

Hawthorn International, Inc.                 Georgia



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